Exhibit 99.1
NEWS RELEASE
Media/Investor contact: Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: May 4, 2009	Financial Media
Otter Tail Corporation Announces First Quarter Earnings; Lowers 2009 Earnings Guidance; Board of Directors Declares Dividend
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2009.
Highlights
•	The corporation generated operating cash flow of $21.9 million for the first quarter of 2009, a $14.5 million increase over the first quarter of 2008.

•	Consolidated first quarter 2009 revenues were $277.2 million compared with $300.2 million for the first quarter of 2008.

•	Consolidated net income was $4.4 million compared with $8.2 million for the first quarter of 2008.

•	Diluted earnings per share totaled $0.12 compared with $0.27 for the same period last year.

•	The corporation remains financially strong, committed to long-term strategies.

•	An agreement has been entered into with Cascade Investment, L.L.C. to facilitate increasing its ownership in the corporation.
Announcements
•	On May 1, 2009 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable June 10, 2009 to shareholders of record on May 15, 2009.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable June 1, 2009 to shareholders of record on May 15, 2009.

•	The corporation is revising its 2009 diluted earnings per share guidance to be in the range of $0.80 to $1.20 from its previously announced range of $1.10 to $1.50.

CEO Overview
“While we expected difficult business conditions in 2009, the impacts of the recession have become more widespread and significant than we had anticipated and now affect nearly all of our operating companies. Consequently, first quarter results fell below our expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Compared to a year ago, our electric business faces reduced demand from industrial customers and lower demand and prices for power sold in the wholesale market. Our nonelectric businesses, particularly our manufacturing companies, are impacted by reduced orders from major customers as demand for their products has declined. This quarter’s year-over-year reductions in net income from our electric, plastics and manufacturing segments were partially offset by improved results from our other operating segments and reductions in corporate expenses.”
“We now expect the difficult economic conditions will last longer than we originally projected. In light of our first quarter results, and our expectation of continuing difficult economic conditions for the balance of the year, we are revising 2009 diluted earnings per share guidance to a range of $0.80 to $1.20 from our initial range of $1.10 to $1.50.
We have taken significant expense-reduction actions throughout the organization to mitigate the effects of the economic slowdown and will continue to closely monitor and appropriately manage our expense levels to address this business environment. We are grateful for the support and commitment from our employees across the organization, whose efforts to enhance efficiency, improve cash flow and better serve customers play a central role in preserving the strength of Otter Tail Corporation.”
Erickson concluded, “Although 2009 will be a challenging year, Otter Tail Corporation remains fundamentally strong, appropriately diversified and well-positioned for growth when the economy begins to recover. There are several bright spots worth noting. Earnings from our food ingredient processing segment improved in the first quarter of 2009 and we expect this to continue for the remainder of the year. Additionally, several of our operating companies have significant involvement in the wind-energy industry. Despite the slow economy and currently tight capital markets delaying wind-energy projects in 2009, we believe the prospects for wind-energy activity beyond 2009 are very positive, given the high level of support for renewable energy at both the federal and state levels. Finally, our consolidated cash flow from operations and our liquidity position continue to be strong, which gives us flexibility in managing through this environment.”

Cash Flow from Operations
The corporation’s cash flow from operations increased to $21.9 million for the quarter ended March 31, 2009 compared with $7.4 million for the quarter ended March 31, 2008, primarily driven by an improvement in working capital of approximately $10.6 million.
Otter Tail Corporation maintains a strong liquidity position, including amounts available under credit lines of $206.5 million; $137.7 million under the Otter Tail Power Company credit facility and $68.8 million under the Varistar Corporation credit facility as of March 31, 2009. The corporation believes it has the necessary liquidity to effectively conduct business operations for an extended period if current market conditions continue. “Despite the difficult economic conditions, the corporation maintains its commitment to a strong balance sheet and continues its focus on cash flow,” said Kevin Moug, chief financial officer of Otter Tail Corporation.
Cascade Investment
Cascade Investment, L.L.C. is the corporation’s largest shareholder, holding nearly 10% of the corporation’s outstanding common stock. A Special Committee of the Board of Directors has agreed to waive certain provisions of Minnesota law which impose limitations on business transactions between a publicly held Minnesota corporation and a shareholder that owns more than 10% of its common stock. The corporation has entered into a standstill agreement with Cascade whereby Cascade has agreed to limit its ownership of the corporation’s common stock to less than 20% of the outstanding common stock for a period of four years, except in certain circumstances. Erickson noted, “Cascade has been a large investor in the Otter Tail Corporation for nearly a decade and our relationship with Cascade has been very positive. We appreciate their long-term investment in our company and are pleased to have developed a framework with Cascade by which it will have an opportunity to increase its ownership in our corporation if it chooses to do so.”
Segment Performance Summary
Electric
Electric revenues and net income were $88.5 million and $8.5 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $97.6 million and net income of $12.7 million for the quarter ended March 31, 2008. Retail electric revenues decreased 9.4% mainly due to the following:
•	a $9.7 million decrease in fuel clause adjustment revenues related to a reduction in fuel and purchased power costs incurred to serve retail customers,

•	a $1.0 million reduction in Minnesota retail revenues related to a final rate increase of 2.9% in effect in the first quarter of 2009 compared to an interim rate increase of 5.4% in effect in the first quarter of 2008, and

•	a 10.6% decrease in kilowatt-hour (kwh) sales to industrial customers due to reduced demand by pipeline customers as a result of declining oil and natural gas prices.
These retail revenue decreases were partially offset by a $1.5 million increase in revenues related to increases in kwh sales to residential and commercial customers, increases in renewable resource recovery rider revenues of $1.5 million and a 4.1% interim rate increase in North Dakota. Fuel and purchased power costs related to retail use were down $3.3 million, despite the 2.3% increase in retail kwh sales. Fuel costs decreased as a result of generating less electricity from company-owned generators to serve retail load. Purchased power costs decreased, despite an increase in kwhs purchased, as a result of a 36.5% reduction in the cost per kwh of purchased power for retail use. Decreases in natural gas prices, increased output from regional hydroelectric plants, increased efficiency in wholesale electric markets and a decline in industrial demand for electricity are factors that have contributed to a significant decline in wholesale electric prices in 2009. The electric utility’s 59 wind turbines at Langdon and Ashtabula contributed to a reduction in fuel costs per kwh of generation by providing 9.0% of the electric utility’s total kwh generation in the first quarter of 2009.
Wholesale electric revenues from company-owned generation were $4.4 million for the quarter ended March 31, 2009 compared with $4.1 million for the quarter ended March 31, 2008 as a result of an increase in wholesale kwh sales that more than offset a 46.2% decrease in revenue per kwh sold. Fuel costs related to wholesale sales increased $0.4 million between the quarters. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $1.4 million for the quarter ended March 31, 2009 compared with net gains of $1.7 million for the quarter ended March 31, 2008. Other electric operating revenues were down $0.8 million as a result of a $0.6 million decrease in revenues from contracted services and a $0.2 million reduction in transmission services related revenue. Electric operating and maintenance expenses were essentially unchanged. Depreciation expense increased $1.3 million mainly due to the construction of 32 wind turbines at the Ashtabula Wind Energy Center in 2008. There was also an increase in interest costs of $1.0 million.
Plastics
Plastics revenues and net loss were $13.5 million and $2.5 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $22.3 million and net income of $0.6 million for the quarter ended March 31, 2008. The decrease in revenues and net income was due to an 18.8% decline in pounds of pipe sold combined with a 25.2% decrease in polyvinyl chloride (PVC) pipe prices. The lower profitability between the quarters was also impacted by the sell-off of higher priced finished goods inventory which adversely impacted operating margins. Significant reductions in new home construction in markets served by the plastic pipe companies have resulted in reduced demand and lower prices for PVC pipe products.

Manufacturing
Manufacturing revenues and net loss were $96.0 million and $1.1 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $97.6 million and a net loss of $0.6 million for the quarter ended March 31, 2008.
•	At DMI, revenues and net income increased $1.7 million and $2.0 million, respectively. In the first quarter of 2008, DMI’s results included costs of $0.8 million associated with the start up of DMI’s new plant in Oklahoma and lower than expected margins on a production contract at its Fort Erie plant of $3.2 million.

•	At BTD, revenues increased $3.8 million. This increase reflects first quarter 2009 revenues of $5.2 million from Miller Welding, acquired in May 2008, offset by a $0.7 million decrease in sales volume and a $0.6 million decrease in scrap sales revenue related to a decrease in steel prices. The decline in sales volume and selling of higher-priced inventory in a constrained market contributed to a $1.0 million decrease in BTD’s net income between the quarters.

•	At T.O. Plastics, revenues and net income decreased $4.6 million and $0.4 million, respectively, mainly due to a decrease in horticultural product sales as customers utilized existing inventory in the channel.

•	At ShoreMaster, revenues and net earnings decreased $2.5 million and $1.1 million, respectively. The decline in earnings was due to the recognition of $1.8 million in product recall and testing costs and $0.9 million in additional losses on a marina construction project.
Health Services
Health services revenues and net loss were $28.2 million and $0.1 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $29.3 million and a net loss of $0.7 million for the quarter ended March 31, 2008. Decreases in revenues of $0.9 million from scanning and other related services and $0.2 million from equipment sales and servicing were more than offset by decreases in costs of goods sold and operating expenses, resulting in a $0.6 million reduction in net losses. The imaging side of the business continues to be affected by less-than-optimal utilization of certain imaging assets.
Food Ingredient Processing
Food ingredient processing revenues and net income were $20.1 million and $1.4 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $15.9 million and net income of $1.1 million for the quarter ended March 31, 2008. The $4.2 million increase in revenues is due to a 7.6% increase in pounds of product sold, combined with 17.4% increase in the price per pound of product sold. Cost of goods sold increased $3.7 million as a result of the increase in sales and a 20.5% increase in the cost per pound of product sold.

Other Business Operations
Other business operations revenues and net loss were $31.9 million and $0.3 million, respectively, for the quarter ended March 31, 2009 compared with revenues of $38.1 million and a net loss of $1.8 million for the quarter ended March 31, 2008. At the construction companies, revenues decreased $4.1 million while net income increased to $0.4 million compared to a net loss of $1.5 million for the same period a year ago. The increase in net income is a result of improved margins on construction projects. In the trucking operations, revenues decreased $2.1 million and net losses increased $0.5 million due to a significant reduction in miles driven directly related to the current economic recession.
Corporate
Corporate expenses, net-of-tax, were $1.6 million for the quarter ended March 31, 2009 compared with $3.2 million for the quarter ended March 31, 2008. The decrease reflects $2.0 million in expense reductions for general and administrative costs and a $0.4 million decrease in interest costs related to a reduction in corporate-held debt.
Income Taxes
The corporation’s effective income tax rate for the three months ended March 31, 2009 and 2008 was (46.0%) and 27.5%, respectively. The reduction from the federal statutory rate mainly reflects the benefit of production tax credits and North Dakota wind energy credits related to the electric utility’s wind turbines of approximately $2.1 million in the first quarter of 2009 and $0.6 million in the first quarter of 2008.
2009 Expectations
Otter Tail Corporation is revising its 2009 earnings guidance to be in a range of $0.80 to $1.20 per diluted share from its previously announced range of $1.10 to $1.50. The earnings guidance revision is reflective of the corporation’s expectations that difficult economic conditions will continue for the balance of the year. The revised earnings guidance is subject to risks and uncertainties given current global economic conditions and the other risk factors outlined below.
Contributing to the earnings guidance for 2009 are the following items:
•	The corporation’s expectations for earnings from its electric segment have been revised downward due to the negative impact from continuing softness in demand from commercial and industrial customers and lower volumes and margins from wholesale energy sales. Declining demand along with the lowest natural gas prices in years is having a dramatic impact on the volume and price that can be realized from sales of excess generation into the marketplace. As a result, the corporation now expects earnings from its electric segment to be lower in 2009 than in 2008. The corporation still expects increased levels of retail revenue from the electric segment in 2009 as a result of a 4.1% interim rate increase in North Dakota and increases in resource recovery rider revenue related to the Ashtabula Wind Energy Center that was placed in service in late 2008. The interim rate increase is part of a rate case filed with the North Dakota Public Service Commission (NDPSC) in November 2008 requesting a general annual rate increase of approximately $6.1 million, or 5.1%. Interim rates remain in effect for all North Dakota customers until the NDPSC makes a final determination on the electric utility’s request, which is expected to occur by August 1, 2009. Expectations in 2009 also reflect a request for an increase in revenues in South Dakota. A final decision on the request is expected from the South Dakota Public Utilities Commission in mid-summer 2009 with an interim rate increase going into effect in May 2009.
•	The corporation expects the plastics segment’s 2009 performance to be below 2008 earnings given continued poor economic conditions. Previously announced capacity expansions are not expected to be brought on line until the economy improves and demand for PVC pipe increases.

•	The corporation now expects earnings from the manufacturing segment to decline in 2009 as a result of the following:
o	BTD Manufacturing saw unanticipated declines in customer demand in the first quarter of 2009 and expects the soft demand to continue for the rest of the year resulting in lower earnings compared with 2008.

o	While the economy is expected to reduce the amount of spending on waterfront products, earnings are expected to improve at ShoreMaster compared with 2008 given the restructuring that has occurred in its business. While there continues to be uncertainty on the level of spending on residential products, ShoreMaster has implemented significant cost reductions across the organization, reduced capital spending and reorganized its business units for more efficient operations.

o	At DMI Industries, the corporation expects a decline in earnings in 2009 due to wind developers’ limited access to financing which has resulted in cancellation or suspension of orders across the industry. Industry forecasts for megawatt installations of wind power in 2009 indicate a decrease of between 25 to 50 percent from 2008.

o	T. O. Plastics’ earnings are expected to remain flat between the years. While it expects economic challenges, T.O. Plastics has implemented cost reductions and efficiency projects to maintain profitability.

o	Backlog in place in the manufacturing segment to support revenues for the remainder of 2009 is approximately $152 million compared with $280 million one year ago.

•	The corporation expects increased net income from its health services segment in 2009 as it focuses on improving its mix of imaging assets and asset utilization rates and has implemented cost reductions across the segment.

•	The corporation expects increased net income from its food ingredient processing business in 2009 based on expectations of higher sales volumes, lower energy costs and higher production levels in 2009 compared with 2008.

•	The other business operations segment is expected to have a similar level of earnings in 2009 compared with 2008. Backlog in place for the construction businesses is $85 million for the remainder of 2009 compared with $83 million one year ago.

•	Corporate general and administrative costs are expected to decrease in 2009.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2009 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses. Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations, the ability of customers to finance purchases of goods and services, and the financial condition of the corporation as well as exert downward pressure on stock prices and/or limit the corporation’s ability to sustain its current common stock dividend level.

•	The corporation’s defined benefit pension plan assets declined significantly during 2008 due to the volatile equity markets. The corporation is not required to make a mandatory contribution to the pension plan in 2009. However, if the market value of pension plan assets continues to decline and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in 2009.

•	A sustained decline in the corporation’s common stock price below book value may result in goodwill impairments that could adversely affect the corporation’s results of operations and financial position, as well as credit facility covenants.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in the corporation’s assets and a reduction in its net operating performance.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•	The terms of some of the corporation’s contracts could expose the corporation to unforeseen costs and costs not within the corporation’s control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause financial results to fluctuate and could impair the corporation’s ability to make distributions to shareholders or scheduled payments on the corporation’s debt obligations.

•	The corporation’s electric segment has capitalized $11.9 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of March 31, 2009. If the project is abandoned for permitting or other reasons, a portion of these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission investments.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case filed in North Dakota on November 1, 2008 requesting an overall increase in North Dakota rates of 5.14%. The filing included a request for an interim rate increase of 4.07%, which went into effect on January 1, 2009. Interim rates will remain in effect for all North Dakota customers until the NDPSC makes a final determination on the electric utility’s request, which is expected by August 1, 2009. If final rates are lower than interim rates, the electric utility will refund North Dakota customers the difference with interest.

•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.

•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels, taxes on CO2 emissions or cap and trade regimes, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade their equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months ended March 31, 2009 and 2008 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity and Consolidated Statements of Cash Flows.

Otter Tail Corporation
Consolidated Statements of Income
For the Three Months Ended March 31, 2009 and 2008
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2009	2008
Operating Revenues by Segment:
Electric	$88,541	$97,590
Plastics	13,530	22,350
Manufacturing	96,019	97,595
Health Services	28,167	29,265
Food Ingredient Processing	20,086	15,898
Other Business Operations	31,895	38,110
Corporate Revenue and Intersegment Eliminations	(999)	(571)

Total Operating Revenues	277,239	300,237

Operating Expenses:
Fuel and Purchased Power	36,032	38,890
Nonelectric Cost of Goods Sold (depreciation included below)	152,961	165,223
Electric Operating and Maintenance Expense	29,420	29,367
Nonelectric Operating and Maintenance Expense	30,634	34,747
Product Recall and Testing Costs	1,766	—
Depreciation and Amortization	17,817	14,913

Total Operating Expenses	268,630	283,140

Operating Income (Loss) by Segment:
Electric	14,101	21,625
Plastics	(3,913)	1,181
Manufacturing	(686)	675
Health Services	(49)	(933)
Food Ingredient Processing	2,251	1,693
Other Business Operations	(385)	(2,659)
Corporate	(2,710)	(4,485)

Total Operating Income	8,609	17,097
Interest Charges	6,270	6,711
Other Income	667	962
Income Taxes	(1,382)	3,118

Net Income (Loss) by Segment
Electric	8,526	12,750
Plastics	(2,458)	620
Manufacturing	(1,090)	(616)
Health Services	(73)	(691)
Food Ingredient Processing	1,447	1,123
Other Business Operations	(325)	(1,765)
Corporate	(1,639)	(3,191)

Total Net Income	4,388	8,230
Preferred Stock Dividend	184	184

Balance for Common:	$4,204	$8,046

Average Number of Common Shares Outstanding:
Basic	35,324,736	29,818,079
Diluted	35,488,640	30,061,865

Earnings Per Common Share:
Basic	$0.12	$0.27
Diluted	$0.12	$0.27

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	March 31,	December 31,
	2009	2008
Current Assets
Cash and Cash Equivalents	$3,112	$7,565
Accounts Receivable:
Trade—Net	122,576	136,609
Other	9,077	13,587
Inventories	97,690	101,955
Deferred Income Taxes	8,386	8,386
Accrued Utility and Cost-of-Energy Revenues	16,902	24,030
Costs and Estimated Earnings in Excess of Billings	55,308	65,606
Income Taxes Receivable	32,786	26,754
Other	18,832	8,519

Total Current Assets	364,669	393,011

Investments	9,511	7,542
Other Assets	23,395	22,615
Goodwill	106,778	106,778
Other Intangibles—Net	35,002	35,441

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	6,988	7,247
Regulatory Assets and Other Deferred Debits	80,417	82,384

Total Deferred Debits	87,405	89,631

Plant
Electric Plant in Service	1,206,365	1,205,647
Nonelectric Operations	338,284	321,032

Total	1,544,649	1,526,679
Less Accumulated Depreciation and Amortization	562,266	548,070

Plant—Net of Accumulated Depreciation and Amortization	982,383	978,609
Construction Work in Progress	61,800	58,960

Net Plant	1,044,183	1,037,569

Total	$1,670,943	$1,692,587

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	March 31,	December 31,
	2009	2008
Current Liabilities
Short-Term Debt	$149,063	$134,914
Current Maturities of Long-Term Debt	3,687	3,747
Accounts Payable	92,665	113,422
Accrued Salaries and Wages	17,035	29,688
Accrued Taxes	9,043	10,939
Other Accrued Liabilities	12,190	12,034

Total Current Liabilities	283,683	304,744

Pensions Benefit Liability	81,868	80,912
Other Postretirement Benefits Liability	33,083	32,621
Other Noncurrent Liabilities	19,768	19,391

Deferred Credits
Deferred Income Taxes	128,371	123,086
Deferred Tax Credits	33,750	34,288
Regulatory Liabilities	64,962	64,684
Other	439	397

Total Deferred Credits	227,522	222,455

Capitalization
Long-Term Debt, Net of Current Maturities	338,797	339,726
Class B Stock Options of Subsidiary	1,220	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	177,046	176,923
Premium on Common Shares	241,886	241,731
Retained Earnings	254,034	260,364
Accumulated Other Comprehensive Loss	(3,464)	(3,000)

Total Common Equity	669,502	676,018

Total Capitalization	1,025,019	1,032,464

Total	$1,670,943	$1,692,587

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	Three Months Ended
	March 31,
	2009	2008
	(Thousands of dollars)
Cash Flows from Operating Activities
Net Income	$4,388	$8,230
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	17,817	14,913
Deferred Tax Credits	(538)	(385)
Deferred Income Taxes	5,487	3,722
Change in Deferred Debits and Other Assets	569	701
Change in Noncurrent Liabilities and Deferred Credits	1,916	(1,147)
Allowance for Equity (Other) Funds Used During Construction	(91)	348
Change in Derivatives Net of Regulatory Deferral	(809)	(1,511)
Stock Compensation Expense	837	699
Other—Net	195	252
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	18,482	8,364
Change in Inventories	4,072	(18,230)
Change in Other Current Assets	9,864	(3,529)
Change in Payables and Other Current Liabilities	(33,430)	(5,506)
Change in Interest and Income Taxes Payable/Receivable	(6,878)	433

Net Cash Provided by Operating Activities	21,881	7,354

Cash Flows from Investing Activities
Capital Expenditures	(26,756)	(57,656)
Proceeds from Disposal of Noncurrent Assets	840	464
Net (Increase) Decrease in Other Investments	(2,834)	530

Net Cash Used in Investing Activities	(28,750)	(56,662)

Cash Flows from Financing Activities
Net Short-Term Borrowings	14,149	27,200
Proceeds from Issuance of Common Stock	7	454
Common Stock Issuance Expenses	(17)	—
Payments for Retirement of Common Stock	(160)	(2)
Proceeds from Issuance of Long-Term Debt	1	1,135
Short-Term and Long-Term Debt Issuance Expenses	(71)	(19)
Payments for Retirement of Long-Term Debt	(982)	(984)
Dividends Paid	(10,718)	(9,077)

Net Cash Provided by Financing Activities	2,209	18,707
Effect of Foreign Exchange Rate Fluctuations on Cash	207	224

Net Change in Cash and Cash Equivalents	(4,453)	(30,377)
Cash and Cash Equivalents at Beginning of Period	7,565	39,824

Cash and Cash Equivalents at End of Period	$3,112	$9,447